Exhibit 99.1
SOURCE: India Globalization Capital, Inc.

September 13, 2012 08:00 ET

India Globalization Capital Restructures Rock Aggregate Business

BETHESDA, Maryland, Sept. 13, 2012 (GLOBE NEWSWIRE) --- India Globalization Capital, Inc. (NYSE MKT: IGC) (NYSE Amex: IGC), a company competing in the rapidly growing materials industry in India and China, announced that it is restructuring its rock aggregate business.

As previously announced, we have been reviewing our rock aggregate assets in India in order to streamline the business and enhance shareholder returns.  Today, as a part of that review, IGC announces that it has successfully restructured its two rock aggregate crushers, cutting our annualized fixed costs by approximately $600,000.

Ram Mukunda, CEO of IGC said, “Our two rock aggregate crushers have been operating well for the past several years.  We have spent considerable time and resources developing this business.  However, we expect uncertainty in the regulatory environment that could hurt the business in the medium term.  We have therefore decided that it is strategically better to close the two existing crushers, end the joint venture in Nagpur, lease out some of the equipment, and redeploy the remaining resources to the iron ore business.  With the acquisition of iron ore beneficiation plants and mining assets in China that have about $550 million of high grade ore reserves, our priority is the iron ore business.”

The Indian government recently declared that rock aggregate is a minor mineral not subject to royalty refund.  This action will dramatically reduce the operating margin for all rock aggregate operators.  Further, the government has ruled that crushers within a 25 km radius of Nagpur will have to be moved.  As a result, IGC’s 49% joint venture crusher in Nagpur will eventually have to be moved to another mining site.  This move would entail the deployment of significant new capital that would not generate satisfactory returns.  By being proactive on restructuring the rock aggregate crushing business, we maintain flexibility with the equipment and stay ahead of any impending regulatory changes that could adversely affect our business.

We believe that the iron ore business in India will soon become viable again.  The Supreme Court in India recently allowed the reopening of 18 mines in Karnataka.  It is expected that more mines will also be reopened.  Further, the government has said that it expects to reduce the export duty on iron ore, which would make Indian ore more competitive in the global markets.  Mukunda added, “We are gearing up for the eventual opening of this market with a view towards leveraging our strategic positioning in both India and China.”

Once fully operational, our three-beneficiation plants in China can generate an aggregate of 200,000 to 250,000 tons of refined ore per year.  Prices for iron ore are currently about $100 per ton with an expectation that they will increase by the end of the year.  Once fully integrated and operating efficiently our projection is to generate a net income of about 20%.  We expect to enhance these volumes with low grade ore shipped from India, which will be processed into high grade ore in our beneficiation plants.  Mukunda concluded, “We still see strong demand for steel in Northern China and believe that our strategy of positioning the company on building iron ore assets will create significant shareholder value.”

About IGC:

Based in Bethesda, Maryland, India Globalization Capital (IGC) is a materials and infrastructure company operating in India and China.  We currently supply Iron ore to Steel Companies operating in China.  For more information about IGC, please visit IGC's Web site at www.indiaglobalcap.com. For information about Ironman, please visit www.hfironman.com.

Forward-looking Statements:

Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws.  Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," “post”, "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," “confident” or "continue" or the negative of those terms.  These forward-looking statements are based on the existing beliefs, assumptions, expectations, estimates, projections and understandings of the management of IGC concerning PRC Ironman with respect to future events at the time these statements are made.  These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict.  Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our competitive environment, infrastructure demands, Iron ore availability and governmental, regulatory, political, economic, legal and social conditions in China.

Factors that could cause actual results to differ, relate to the (i) ability of IGC to successfully execute on contracts and business plans, (ii) ability to raise capital and the structure of such capital including the exercise of warrants, (iii) exchange rate changes between the U.S. dollar, the Chinese RMB and the Indian rupee, (iv) weather conditions in China and India, (v) uncertainties with respect to the People's Republic of China’s legal, regulatory and licensing environment, and (vi) ability of the Company to access ports on the coasts of India.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in IGC's Schedule 14A and Form 10-K for FYE 2012 filed with the Securities and Exchange Commission on December 9, 2011 and on July 16, 2012, respectively.

Contact Information
Investor Relations Contact:
Mr. John Selvaraj
301-983-0998